Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-        ) pertaining to the Amended and Restated 2008 Omnibus Incentive Compensation Plan, the 2008 Omnibus Incentive Compensation Plan, and the 2004 Omnibus Incentive Compensation Plan of DreamWorks Animation SKG, Inc. of our reports dated February 23, 2009 with respect to the consolidated financial statements of DreamWorks Animation SKG, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of DreamWorks Animation SKG, Inc. filed with the Securities and Exchange Commission.

/s/  ERNST & YOUNG

Los Angeles, California

June 9, 2009